EXHIBIT 10.1

AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of November 13, 2018, by and among comScore, Inc. (the “Company”) and the other entities set forth on the signature pages hereto (the “Starboard Parties”). The Company and the Starboard Parties are each sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Company and the Starboard Parties are parties to (i) that certain Securities Purchase Agreement, dated as of January 16, 2018 (as amended prior to the date hereof, the “Securities Purchase Agreement”) and (ii) that certain Registration Rights Agreement, dated as of January 16, 2018 (as amended prior to the date hereof, the “Registration Rights Agreement”);
WHEREAS, pursuant to the Securities Purchase Agreement: (i) on January 16, 2018, the Company issued to each Starboard Party a Senior Secured Convertible Note in the aggregate principal amount set forth opposite such Starboard Party’s name in column 3(a) of the Schedule of the Starboard Parties attached to the Securities Purchase Agreement (without giving effect to the Second Amendment (as defined below)) (the “January 2018 Notes”), (ii) on May 17, 2018, the Company issued to each Starboard Party a Senior Secured Convertible Note in the aggregate principal amount set forth opposite such Starboard Party’s name in column 3(b) of the Schedule of Starboard Parties attached to the Securities Purchase Agreement (without giving effect to the Second Amendment) (the “May 2018 Notes” and together with the January 2018 Notes, the “2018 Notes”), (iii) on August 8, 2018, the Company increased the principal amounts of the January 2018 Notes and the May 2018 Notes by the aggregate principal amounts set forth opposite such Starboard Party’s name in Exhibit A attached to that certain Second Amendment to Senior Secured Convertible Notes, dated as of August 8, 2018 (the “Second Amendment”), by and between the Company and the Starboard Parties (collectively, the “Additional 2018 Notes”) and (iv) on the Effective Time (as defined below), the Company shall further increase the principal amounts of the January 2018 Notes by the principal amounts set forth opposite such Starboard Party’s name in Exhibit A attached hereto (the “New 2018 Notes” and together with the January 2018 Notes, the May 2018 Notes and the Additional 2018 Notes, the “Notes”);
WHEREAS, Section 16 of the Notes provides that written consent of the Required Holders (as defined therein) shall be required for any waiver or amendment of any provisions of the Notes;
WHEREAS, Section 10 of the Registration Rights Agreement provides that written consent of the Required Holders (as defined therein) shall be required for any waiver or amendment of any provision of the Registration Rights Agreement; and
WHEREAS, in compliance with Section 16 of the Notes and Section 10 of the Registration Rights Agreement, the Company and the Starboard Parties, which together represent the Required Holders (as defined in each of the Notes and the Registration Rights Agreement), desire to waive and amend certain provisions of each of the Notes and the Registration Rights Agreement as set forth herein, which waivers and amendments shall be binding on the holders of all Notes as of the execution and delivery of this Agreement by the Company and the Required Holders (such time, the “Effective Time”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.Definitions. Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Notes or the Registration Rights Agreement, as applicable.
2.    Registration Rights Agreement. Section 3(r) of the Registration Rights Agreement is amended to read in its entirety as follows:
“(r) Notwithstanding anything to the contrary set forth in this Agreement or in the Notes:
(i) From the Effective Date until the earlier of (x) December 31, 2019 and (y) the expiration of the Initial Grace Period (as defined below), the Company shall have no obligation to disclose material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required. Investors shall notify the Company whenever the Investors desire to effect the first sale pursuant to the Registration Statement that is then on file and declared effective by the SEC (such notice, the “Initial Resale Notice”), and agree not to engage in any activity relating to or in preparation for such sale until 11:59 p.m., New York time, on the tenth (10th) Trading Day immediately following the delivery of the Initial Resale Notice to the Company (such ten (10) Trading Day period, the “Initial Grace Period” and such tenth (10th) Trading Day, the “Initial Grace Period End Date”). For all purposes of this Agreement, the Initial Grace Period shall count as one (1) Allowable Grace Period (as defined below). The provisions of Sections 3(f) and 3(g) hereof shall not be applicable until the earlier of December 31, 2019 and the Initial Grace Period End Date, subject to Section 3(r)(ii). For the avoidance of doubt, the foregoing sentences in this Section 3(r)(i) shall not constitute a waiver of any Equity Conditions Failure under the Notes. Notwithstanding any provision to the contrary herein or in the Notes, any applicable grace period that would otherwise then be in effect herein or in the Notes before giving rise to a remedy for the failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, shall be deemed terminated automatically on the Initial Grace Period End Date and such grace period shall cease to be an impediment to the exercise of any such remedy.
(ii) From and after the earlier of (x) December 31, 2019 and (y) the expiration of the Initial Grace Period, the Company may delay the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall promptly (i) notify the Investors in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to the Investors) and the date on which the Grace Period will begin, and (ii) notify the Investors in writing of the date on which the Grace Period will end; and, provided further, that no Grace Period shall exceed ten (10) consecutive Trading Days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of thirty (30) Trading Days, which thirty (30) Trading Days include the Initial Grace Period, and the first day of any Grace Period must be at least five (5) Trading Days after the last day of any prior Grace Period (which, for the avoidance of doubt, may be the Initial Grace Period) (each an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(g) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary in this Agreement, in any other Transaction Document or in any other agreement between the Company, on the one side, and any of the Investors or any of its Affiliates, on the other side, (i) the Company shall use commercially reasonable efforts to cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale, prior to the Investor’s receipt of the notice of an Allowable Grace Period and for which the Investor has not yet settled and (ii) no notice of an Allowable Grace Period shall be confidential or restrict the Investors from trading in the Company’s securities (other than the inability to trade pursuant to the applicable Registration Statement that is subject to suspension as a result of notice relating to the applicable Allowable Grace Period).”
3.    Notes.
(a)     Subsection (i) of the definition of “Event of Default” in Section 4(a)(i) of the Notes is hereby amended to read in its entirety as follows:
“(i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be filed or declared effective within the applicable time periods specified in the Registration Rights Agreement, or, at any time while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) and such lapse continues for a period of greater than ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period or such

Registration Statement is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement (unless such unavailability is during an Allowable Grace Period (as defined in the Registration Rights Agreement));”
(b)     Section 15(c) of the Notes is hereby amended to read in its entirety as follows:
“(c)    The Company shall maintain on deposit cash and/or cash equivalents (as defined in GAAP) in an aggregate amount equal to:
(i)    not less than $40,000,000 from and after the Initial Closing Date to and excluding the earlier to occur of (x) the consummation of the Rights Offering (as defined in the Securities Purchase Agreement) and (y) the Maturity Date (such earlier date, the “Cash Measuring Date”); provided, however, that the minimum amount shall be reduced to $20,000,000 from August 8, 2018 to and including the date immediately prior to the earliest to occur of (x) the date the Company files with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 (“2019 Q2 10-Q”), (y) August 9, 2019, and (z) the Cash Measuring Date;
(ii)    solely if the Cash Measuring Date is determined by clause (x) of such definition:
(1)    not less than $75,000,000 from and after the Cash Measuring Date through and excluding January 1, 2020; provided, however, that such amount shall be not less than $55,000,000 for the period, if any, from and after the Cash Measuring Date to and excluding the earlier to occur of (a) the date the Company files the 2019 Q2 10-Q and (b) August 9, 2019; and
(2)    not less than $50,000,000 from and after January 1, 2020 through and including the Maturity Date.”
(c)     At the Effective Time, the principal amounts of the Initial Notes of each Starboard Party shall be increased by the principal amounts set forth in Exhibit A attached hereto (in addition to the increase of the principal amounts thereof pursuant to the Second Amendment), with Interest on such additional principal amounts accruing in accordance with the terms of the Notes from and after the Effective Time. The Company hereby acknowledges and agrees that the additional Conversion Shares and the Interest Shares which may be issuable pursuant to the terms of the New 2018 Notes by virtue of this Section 3(c) (in addition to the increase of the principal amounts thereof pursuant to the Second Amendment) shall be treated as “Registrable Securities” under the Registration Rights Agreement and the Starboard Parties shall be granted the same registration rights with respect to such additional shares as if the Initial Notes were initially issued for such increased principal amounts (in addition to the increase of the principal amounts thereof pursuant to the Second Amendment). The Company hereby agrees and acknowledges that it shall undertake any necessary action in order to give effect to the foregoing, including, without limitation, amending the registration statement on Form S-1 currently on file with the SEC (No. 333-226246) to disclose this Agreement and to increase the number of shares being registered for resale by the Starboard Parties as a result of this Agreement; provided, however, that notwithstanding anything else to the contrary in the Registration Rights Agreement, the Notes, or the Securities Purchase Agreement or any other agreement between the Company and the Starboard Parties, the Company shall be under no obligation to register the New 2018 Notes or the additional Conversion Shares or Interest Shares or any other securities of the Company which may be issuable with respect to the New 2018 Notes until June 30, 2019 (the “Registration Deadline”), and the Company’s failure, if any, to register such securities prior to the Registration Deadline shall not expose the Company to any liability to the Starboard Parties or entitle the Starboard Parties to any remedy under any of the foregoing agreements (including, without limitation, under Sections 2 and 3 of the Registration Rights Agreement).
4.    Effectiveness; Conflicts. The waivers and amendments set forth in this Agreement shall become effective as of the Effective Time. In the event of any conflict between: (i) this Agreement, on the one hand; and (ii) the Notes or the Registration Rights Agreement, on the other hand, this Agreement shall control.
5.    Ratifications. Except as otherwise expressly provided herein, the Notes, the Registration Rights Agreement, the Security Documents and each other Transaction Document, are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Time (i) all references in the Notes to “this Note”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Notes shall mean the 2018 Notes after giving effect to the waivers and amendments prior to the date hereof and as set forth in this Agreement, (ii) all references in the Registration Rights Agreement to “the Notes”, “the Initial Notes”, “the Additional Notes”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Notes, the Initial Notes and/or the Additional Notes shall mean the 2018 Notes, the Initial Notes and/or the Additional Notes, as applicable, after giving effect to the waivers and amendments prior to the date hereof and as set forth in this Agreement, (iii) all references in the Registration Rights Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Registration Rights Agreement shall mean the Registration Rights Agreement after giving effect to the waivers and amendments set forth in this Agreement, and (iv) all references in the Security Documents and in the other Transaction Documents to the “Notes” and the “Registration Rights Agreement” (and corollary references to “thereto”, “thereof”, “thereunder” or words of like import referring to the 2018 Notes and the Registration Rights Agreement) shall mean the 2018 Notes after giving effect to the waivers and amendments prior to the date hereof and as set forth in this Agreement and the Registration Rights Agreement after giving effect to the waivers and amendments set forth in this Agreement.
6.    Representations and Warranties. Each Starboard Party, severally and not jointly, represents and warrants to the Company, and the Company represents and warrants to each Starboard Party as of the date hereof that: Such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement; This Agreement has been duly executed and delivered on behalf of such Person, and this Agreement constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder.
7.    Disclosure. On or before 9:30 a.m., New York City time, on November 13, 2018, the Company shall file a Current Report on Form 8-K describing the terms of this Agreement in the form required by the 1934 Act and attaching this Agreement as an exhibit to such filing (the “8-K Filing”). The Company hereby represents to the Starboard Parties that upon the 8-K Filing, neither the existence or terms and provisions of this Agreement constitute material, nonpublic information of the Company or any of its Subsidiaries. The Company understands and confirms that the undersigned and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Company.
8.    Fees and Expenses. The Company shall reimburse counsel to the Starboard Parties or its designee(s) its reasonable, actually incurred legal fees and expenses (currently estimated at $44,000) within two (2) Business Days of this Agreement by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company. Except as otherwise set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party.
9.    Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof to the fullest extent enforceable under applicable law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
10.    Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
11.    Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
12.    Assignment. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the Parties hereto.
13.    Amendments. Any amendments or modifications hereto must be executed in writing by all Parties hereto.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties, all as of the date hereof.
COMSCORE, INC.

By:     /s/ Gregory A. Fink
Name:     Gregory A. Fink
Title:     Chief Financial Officer

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP, its general partner

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP, its manager

STARBOARD VALUE LP, in its capacity as the investment manager of a certain managed account
By: Starboard Value GP LLC, its general partner

By:    /s/ Jeffrey C. Smith
Name:    Jeffrey C. Smith
Title:     Authorized Signatory

[Signature Page to Agreement]

Exhibit A

Buyer	Increase in Principal Amount of Initial Notes
Starboard Value and Opportunity Master Fund Ltd.	$1,531,330.62
Starboard Value and Opportunity S LLC	$173,338.07
Starboard Value and Opportunity C LP	$96,877.40
Account Managed by Starboard Value LP	$198,453.91
TOTAL	$2,000,000.00